EXHIBIT  99.1


FOR  INVESTOR  RELATIONS  CONTACT:             MEDIA  RELATIONS  CONTACT:
---------------------------------              -------------------------
Rana  Thomas                                   Katherine  Agard
Magnum  Financial  Group,  LLC                 The  Bohle  Group
(213)  488-0443                                (310)  785-0515
RTHOMAS@MAGNUMFINANCIAL.COM                    KATHERINE@BOHLE.COM
---------------------------                    -------------------


VSOURCE  APPROVED  FOR  LISTING  ON  NASDAQ  NATIONAL  MARKET



VENTURA,  CA  --  (BUSINESS  WIRE)  -- October 25, 2000 - Vsource, Inc. (OTC BB:
VSRC.OB), developer of Virtual Source Network (VSN), the pure Internet eProcurement application, announced today that the Company has received approval for listing by Nasdaq. The Company expects to begin trading its common stock on the Nasdaq National Market on Monday, October 30, under the ticker symbol, "VSRC."

     "The ability to trade our stock on a national marketplace is the result of five years of hard work and dedication to making our vision a reality," said Robert "Jay" McShirley, Chairman and CEO of Vsource. "Vince Lombardi once said that 'The difference between a successful person and others is not a lack of strength, not a lack of knowledge, but rather a lack of will.' Our team has worked passionately to meet all requirements for this listing, and we believe that being on the national market will greatly enhance Vsource's visibility in the investment community. The timing for this listing is perfect, since our alliance partner IBM Global Services has recently announced the formation of a new national services practice to sell and support Virtual Source Network to its large base of mid-sized customers."

ABOUT  VSOURCE

     Vsource, headquartered in Ventura, California, provides the first transaction based, pure-Internet solution for e-procurement. Its flagship product, Virtual Source Network (VSN), allows companies to create an Internet-based procurement system to automate all aspects of corporate procurement, from strategic sourcing through procurement transactions, such as material requisitions, requests for proposals (RFP) and requests for quotes
(RFQ), and direct order from supplier catalogs or contracts at substantial savings. VSN also supports a variety of private label and aggregated buying situations, such as vertical markets and virtual communities.

     Vsource, through relationships with IBM and Qwest, provides end-to-end procurement


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services  for  the entire purchasing process, all via the Internet.  Through its recently announced Vsource national practice, IBM Global Services provides the VSN eProcurement solution to mid-size companies. The IBM practice provides sales and services support for systems integration, training for clients, and consulting, as well as language translation services on VSN. Qwest is currently offering the VSN solution to its business customers as part of its suite of business-to-business eCommerce products.

     The new catalog can be seen as part of a demonstration of VSN, which is available through our Web site at http://www.vsource.net. Contact Vsource to obtain a password for a demonstration or to see a CD version.

                                     #  #  #
Statements in this news release that relate to management's expectations or beliefs concerning future plans, expectations, events and performance are "forward-looking" within the meaning of the federal securities laws. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, acceptance by customers of the Company's products, changing technology, competition in the market for purchasing management solutions, government regulation, the Company's limited operating history, general economic conditions, and availability of capital.


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